Exhibit 1

AUDIOCODES LTD.

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NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

October 29, 2003

TO THE SHAREHOLDERS OF AUDIOCODES LTD.:

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the “Meeting”) of AudioCodes Ltd., a company formed under the laws of the State of Israel (the “Company”), will be held on Wednesday, October 29, 2003 at 11:00 a.m., local time, at the principal executive offices of the Company located at 4 Hahoresh Street, Yehud 56470, Israel, for the following purposes:

(1)

To elect Shabtai Adlersberg as a Class III director to serve until the Annual General Meeting of 2006 and until his successor is elected;

(2)

As required by Israeli law, to authorize the Chairman of the Board to continue serving as President and Chief Executive Officer of the Company for up to three years following the Meeting;

(3)

To ratify an option grant to Shabtai Adlersberg, Chairman of the Board of Directors, President and Chief Executive Officer of the Company;

(4)

To ratify the appointment of Joseph Tenne as a Class II director to serve until the Annual General Meeting of 2005 and until his successor is elected;

(5)

To ratify an option grant to Joseph Tenne, a non-employee director;

(6)

To elect Doron Nevo as an independent director for a term of three years following the Meeting and until his successor is elected;

(7)

To ratify the appointment of Kost Forer & Gabbay (a member firm of Ernst & Young Global) as the Company’s independent auditors for 2003 and to authorize the compensation of the auditors;

(8)

To ratify option grants to certain non-employee directors; and

(9)

To ratify the purchase of directors’ and officers’ liability insurance.

The foregoing items of business are more fully described in the Proxy Statement to be mailed to the shareholders on or about September 30, 2003.

Only shareholders who held shares at the close of business on September 23, 2003 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting and any adjournments thereof.  The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy is necessary for the approval of proposals (1), (3), (4), (5), (7) and (8).  The approval of proposal (2) requires that a majority of the votes be cast in favor of the proposal, including at least two-thirds of the votes cast by shareholders who are not controlling shareholders of the Company or representatives of controlling shareholders. The approval of proposal (6) requires (i) a majority of the votes cast in favor of the proposal, plus (ii) either (a) the affirmative vote of at least one-third of the votes cast by shareholders who are not controlling shareholders of the Company or their representatives or (b) the number of votes cast against the proposal (other than by the Company’s controlling shareholders) must not represent more than one percent of the voting rights in the Company.  If one or more of our directors is deemed to be a controlling shareholder, a special majority vote will be required for approval of proposal (9).  In such event, the affirmative vote of the Ordinary Shares must include at least one-third of the Ordinary Shares voted by shareholders who do not have a personal interest in the matter, or the number of shares of non-interested shareholders voted against this proposal must not represent more than one percent of the voting rights in the Company.

All shareholders are cordially invited to attend the Meeting in person.  Any shareholder attending the Meeting may vote in person even if such shareholder previously signed and returned a proxy.

FOR THE BOARD OF DIRECTORS

Shabtai Adlersberg

Yehud, Israel

Chief Executive Officer

September 30, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES.

AUDIOCODES LTD.

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PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

October 29, 2003

The enclosed proxy is solicited on behalf of the Board of Directors of AudioCodes Ltd. (the “Company”) for use at the Company’s Annual General Meeting of Shareholders (the “Meeting”) to be held on Wednesday, October 29, 2003 at 11:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice.  The Meeting will be held at the offices of the Company located at 4 Hahoresh Street, Yehud 56470, Israel.  The telephone number at that address is 011-972-3-539-4400.

These proxy solicitation materials were mailed on or about September 30, 2003 to all shareholders entitled to vote at the Meeting.  The Annual Report on Form 20-F of the Company for the fiscal year ended December 31, 2002, including audited financial statements, is available on the Company’s website, www.audiocodes.com.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Shares Outstanding

Shareholders of record at the close of business on September 23, 2003 (the “Record Date”) are entitled to notice of, and to vote at, the Meeting.  Also, shareholders who hold Ordinary Shares through a bank, broker or other nominee which is a shareholder of record of the Company or which appears in the participant listing of a securities depository, are entitled to notice of, and to vote at, the Meeting.

At the Record Date, 41,585,505 Ordinary Shares were issued, of which 37,643,366 Ordinary Shares were outstanding and 3,942,139 Ordinary Shares were held in treasury.

Revocability of Proxies

Any proxy submitted pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company, at the address set forth herein, a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.  Attendance at the Meeting will not in and of itself constitute revocation of a proxy.

Quorum, Voting and Solicitation

Pursuant to the Company’s Articles of Association, the presence, in person or by proxy, of at least two shareholders holding shares conferring in the aggregate at least 50% of the outstanding voting power of the Company is necessary to constitute a quorum at the Meeting.  If within half an hour from the time appointed for the Meeting a quorum is not present, the Meeting shall be adjourned to the same day in the next week, at the same time and place, or to such day and at such time and place as the Chairman may determine with the consent of the holders of a majority of the shares present in person or by proxy and voting on the question of adjournment.  At such adjourned meeting any two shareholders present in person or by proxy shall constitute a quorum. The vote necessary to approve the resolutions relating to the matters upon which the shareholders will be asked to vote is specified below immediately following each proposed resolution.  Each Ordinary Share is entitled to one vote on each proposal or item that comes before the Meeting.

Under Israeli law, if a quorum is present in person or by proxy, broker non-votes and abstentions will have no effect on whether the requisite vote is obtained, as they do not constitute present and voting shares.

Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, facsimile or other method.  No additional compensation will be paid for any such services.  Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by the Company.  The Company may reimburse the reasonable charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose accounts they hold Ordinary Shares.

PROPOSAL ONE

Election of Shabtai Adlersberg as Class III Director

Background

The Company’s Board of Directors is divided into three classes of directors, denominated Class I, Class II and Class III, plus two independent directors who are not members of any class. Dana Gross is the Class I director whose term expires in 2004. See Proposal Four for information about the Class II director and Proposal Six for information about the independent directors.

The term of the current Class III directors, Shabtai Adlersberg and Leon Bialik, expires at the Meeting. Mr. Bialik is not standing for re-election.

Mr. Adlersberg is standing for election to the Board of Directors as a Class III director. Shareholders are therefore being asked to elect Mr. Adlersberg to the Board of Directors at the Meeting, to serve for a period of three years, until the Annual General Meeting in 2006.

Shabtai Adlersberg, age 50, co-founded AudioCodes in 1993, and has served as the Company’s Chairman of the Board, President and Chief Executive Officer since inception. Mr. Adlersberg co-founded DSP Group, Inc., a semiconductor company, in 1987. From 1987 to 1990, Mr. Adlersberg served as the Vice President of Engineering of DSP Group, Inc. and from 1990 to 1992, he served as Vice President of Advanced Technology.   Mr. Adlersberg holds an M.Sc. degree in Electronics and Computer Engineering from Tel-Aviv University and a B.Sc. degree in Electrical Engineering from the Technion - Israel Institute of Technology.

Our principal shareholders, consisting of four groups – the founders, Shabtai Adlersberg and Leon Bialik, DSP Group and two other groups comprised of venture capital funds, have entered into an agreement stating that as long as each shareholder group owns at least 7.5% of our outstanding shares, they would each vote for the nominees of the other principal shareholder groups.  As of August 1, 2003, the principal shareholders who are parties to this agreement beneficially owned approximately 40% of our ordinary shares.  As a result, these shareholders may have the power to control the election of members of our Board.

Proposal

The shareholders are being asked to elect Mr. Adlersberg as Class III director, as detailed above.  It is the intention of the persons appointed as proxies in the accompanying proxy card to vote FOR the election of Mr. Adlersberg as Class III director, unless specifically instructed to the contrary.  Management knows of no current circumstances that would render Mr. Adlersberg unable to accept nomination or election.

Vote Required

The affirmative vote of the holders of a majority of the outstanding Ordinary Shares of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this proposal.

Board Recommendation

The Board of Directors recommends a vote “FOR” the election of Shabtai Adlersberg as Class III director for a term to expire at the Annual General Meeting in 2006.

PROPOSAL TWO

Authorization of Chairman of the Board to Serve as President and Chief Executive Officer

Background

Israel’s Companies Law provides that the Chairman of the Board of a public company cannot also serve as the Chief Executive Officer of the company, unless authorized by shareholders. Any such authorization by shareholders is valid for a period not to exceed three years from the date of the shareholder resolution. On August 4, 2000, the shareholders authorized Mr. Adlersberg to continue to serve as Chairman of the Board, President and Chief Executive Officer of the Company for up to three years following the date of such resolution. The Board of Directors believes that it is in the best interests of the Company to have Mr. Adlersberg continue to serve in all of these capacities.

Proposal

It is proposed that the following resolution be adopted at the Meeting:

“RESOLVED, that the shareholders of the Company hereby authorize Shabtai Adlersberg to continue to serve as Chairman of the Board, President and Chief Executive Officer of the Company for up to three years following the date of this resolution.”

Vote Required

To approve this proposal, the votes cast in favor must consist of a majority of the votes cast and include at least two-thirds of the votes cast by shareholders who are not controlling shareholders of the Company or their representatives.

Board Recommendation

The Board of Directors recommends a vote “FOR” adoption of this proposal.

PROPOSAL THREE

Ratification of Option Grant to the Company’s

Chairman of the Board, President and Chief Executive Officer

Background

Under Israel’s Companies Law, the compensation terms of any executive officer who also serves as a director requires the approval of the Company’s audit committee, Board of Directors and shareholders, in that order.  This includes compensation in the form of stock options.  Shabtai Adlersberg, the Company’s President and Chief Executive Officer, also serves as Chairman of the Board of the Company. Accordingly, his compensation, including any grant of stock options, is subject to ratification by the Company’s shareholders.

The audit committee and the Board of Directors have approved the grant to Mr. Adlersberg of options to purchase 9,718 Ordinary Shares at an exercise price of $2.04 per share, which is equal to 100% of the closing price of the Ordinary Shares on the Nasdaq Stock Market on August 9, 2002, the date of grant.  These options vest over a two-year period.  The option grant was made in consideration of a reduction in Mr. Adlersberg’s salary in an aggregate amount of NIS 93,288 over the corresponding two-year period.

Proposal

Shareholders are being asked to ratify the option grant to Mr. Adlersberg.

It is proposed that the following resolution be adopted at the Meeting:

“RESOLVED, that the grant to Shabtai Adlersberg of options to purchase 9,718 Ordinary Shares, at an exercise price of 100% of the closing price on the Nasdaq Stock Market on August 9, 2002, the date of grant, upon the terms approved by the Company’s audit committee and Board of Directors, be, and it hereby is, ratified and approved.”

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

Board Recommendation

The Board of Directors recommends a vote “FOR” adoption of this proposal.

PROPOSAL FOUR

Ratification of Appointment of Joseph Tenne as Class II Director

Background

Under the Company’s Articles of Association, Class II directors were to be elected at the 2002 Annual General Meeting of Shareholders to serve for a period of three years, until the Annual General Meeting in 2005.  The Company’s Articles of Association also provide that any vacancy on the Board of Directors may be filled by a decision of the majority of the Board of Directors then in office, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified.

Effective June 10, 2003, the Board of Directors appointed Joseph Tenne as a Class II director of the Company to fill the vacancy in the Board of Directors (and specifically in the Class II directors) until the next election of the class for which Mr. Tenne has been chosen.  Shareholders are being asked to ratify the appointment of Mr. Tenne as a Class II director until the Annual General Meeting in 2005 and until his successor is elected.

Joseph Tenne , age 48, has served as one of the Company’s directors since June 2003.  Mr. Tenne is a Certified Public Accountant in Israel and, since 1978, has been affiliated in various capacities with Kesselman & Kesselman, Certified Public Accountants in Israel and a member of PricewaterhouseCoopers International Limited. Since 1997, Mr. Tenne has been a partner in Kesselman & Kesselmen.  Mr. Tenne received a B.A. in Accounting and Economics and an M.B.A. from Tel-Aviv University.

Proposal

The shareholders are being asked to ratify the appointment of Mr. Tenne as a Class II director, as detailed above.  It is the intention of the persons appointed as proxies in the accompanying proxy card to vote FOR the ratification of the appointment of Mr. Tenne as a Class II director, unless specifically instructed to the contrary.

Vote Required

The affirmative vote of the holders of a majority of the outstanding Ordinary Shares of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this proposal.

Board Recommendation

The Board of Directors recommends a vote “FOR” the election of Joseph Tenne as a Class II director for a term to expire at the Annual General Meeting in 2005.

PROPOSAL FIVE

Ratification of Option Grant to Joseph Tenne

Background

The audit committee and the Board of Directors have approved the grant of options to purchase 50,000 Ordinary Shares to Joseph Tenne.  These options will be granted, assuming shareholder ratification, at an exercise price equal to 100% of the closing price on the Nasdaq Stock Market on October 29, 2003 (or, if no closing price is available on such date, the closing price on the next trading day).  These options will vest over a five-year period.

Under Israel’s Companies Law, the payment of compensation to directors of the Company, whether in their capacity as directors or otherwise requires shareholder ratification following audit committee and Board of Directors approval.  This includes compensation in the form of stock options.

Proposal

Shareholders are being asked to ratify the option grant to Mr. Tenne.

It is proposed that the following resolution be adopted at the Meeting:

“RESOLVED, that the grant of options to Joseph Tenne to purchase 50,000 Ordinary Shares at an exercise price equal to 100% of the closing price on the Nasdaq Stock Market on October 29, 2003 (or, if no closing price is available on such date, the closing price on the next trading day), upon the terms approved by the Company’s audit committee and Board of Directors, be, and it hereby is, ratified and approved.”

Vote Required

The affirmative vote of the holders of a majority of the outstanding Ordinary Shares of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

Board Recommendation

The Board of Directors recommends a vote “FOR” adoption of this proposal.

PROPOSAL SIX

Election of Doron Nevo as Independent Director

Background

In accordance with Israel’s Companies Law and the regulations promulgated under the Companies Law, the Company must have two independent directors.  Both of the independent directors must serve on the Company’s statutory audit committee, and at least one independent director must serve on each committee of the Board of Directors. The term of office of an independent director is three years, and may be extended for an additional term of three years.

On July 26, 2000, the Board of Directors designated Doron Nevo as an independent director, and on January 20, 2002, the Board of Directors designated Dr. Eyal Kishon as an independent director.  Dr. Kishon’s term of office expires in 2005. The term of office of Mr. Nevo as an independent director expires at the Meeting.  Shareholders are being asked to elect Mr. Nevo for an additional term of three years following the Meeting.  Biographical information concerning Dr. Kishon follows for informational purposes only.

Doron Nevo, age 47, has served as one of our directors since 2000. Mr. Nevo is presently the President and Chief Executive Officer of KiloLambda Technologies, Ltd., which he co-founded in the beginning of 2001. KiloLambda is developing optical components and subsystems for the telecommunications industry.   From 1999 to 2001, Mr. Nevo was involved in fund raising activities for Israeli based startup companies.  From 1996 to 1999, Mr. Nevo served as President and Chief Executive Officer of NKO, Inc. Mr. Nevo established NKO in early 1995 as a startup subsidiary of Clalcom, Ltd.  NKO designed and developed a full scale carrier grade IP Telephony system platform and established its own IP network. From 1992 to 1996, Mr. Nevo was President and Chief Executive Officer of Clalcom Ltd. Mr. Nevo established Clalcom in 1992 as a value added, international, service provider in Israel.  Mr. Nevo also serves on the board of a number of companies such as: Elcom Technologies (manufacturer of RF synthesizers), Notox, Ltd. (a biotech company), Cellaris, Ltd. (a new materials company) and Unity Wireless Corporation (a Canadian RF amplifier manufacturer).  Mr. Nevo received a B.Sc. in Electrical Engineering from the Technion – Israel Institute of Technology and an M.Sc. in Telecommunications Management from Brooklyn Polytechnic.

Dr. Eyal Kishon, age 43, has served as one of our directors since 1997. Since 1996, Dr. Kishon has been engaged in a management capacity at E. Shalev Management Ltd., the management company that is a general partner of Genesis Partners. From 1993 to 1996, Dr. Kishon served as Associate Director of Dovrat-Shrem/Yozma-Polaris Fund Limited Partnership. From 1991 to 1992, Dr. Kishon was a Research Fellow in the Multimedia Department of IBM Science & Technology. From 1989 to 1991, Dr. Kishon worked in the Robotics Research Department of AT&T Bell Laboratories. Dr. Kishon received a B.A. in Computer Science from the Technion - Israel Institute of Technology and an M.Sc. and Ph.D. in Computer Science from New York University.

Proposal

The shareholders are being asked to elect Mr. Nevo as an independent director, as detailed above.  It is the intention of the persons appointed as proxies in the accompanying proxy card to vote FOR the election of Mr. Nevo as an independent director, unless specifically instructed to the contrary.  Management knows of no current circumstances that would render Mr. Nevo unable to accept nomination or election.

Vote Required

Election of an independent director requires (i) a majority of the votes cast in favor of the proposal, plus (ii) either (a) the affirmative vote of at least one-third of the votes cast by shareholders who are not controlling shareholders of the Company or their representatives or (b) the number of votes cast against the proposal (other than by the Company’s controlling shareholders) must not represent more than one percent of the voting rights in the Company.

Board Recommendation

The Board of Directors recommends a vote “FOR” the election of Doron Nevo as an independent director for a term of three years following the Meeting.

PROPOSAL SEVEN

Ratification of Appointment of Independent Auditors

and Authorization of Auditors’ Compensation

Background

The Board of Directors has selected Kost Forer & Gabbay (a member firm of Ernst & Young Global) as its independent auditors to audit the consolidated financial statements of the Company for 2003.  Kost Forer & Gabbay has been engaged as the Company’s auditors since the year ended December 31, 1997.  Representatives of Kost Forer & Gabbay will attend the Meeting and may make a statement if they so desire.  They will be available to respond to appropriate questions raised during the Meeting.

Proposal

Shareholders are being asked to ratify the selection of Kost Forer & Gabbay as the Company’s independent auditors for 2003 and to authorize the compensation of these auditors.

It is proposed that the following resolution be adopted at the Meeting:

“RESOLVED, that the appointment of Kost Forer & Gabbay as the Company’s independent public accountants for the fiscal year ending December 31, 2003 be, and it hereby is, ratified, and that the Board of Directors (or the audit committee, if authorized by the Board of Directors) be, and it hereby is, authorized to fix the remuneration of such independent public accountants in accordance with the volume and nature of their services.”

Vote Required

The affirmative vote of the holders of a majority of the voting power represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

Board Recommendation

The Board of Directors recommends that the shareholders vote “FOR” adoption of this proposal.

PROPOSAL EIGHT

Ratification of Option Grants to Certain Non-employee Directors

Background

The audit committee and the Board of Directors have approved the grant of options to purchase 40,000 Ordinary Shares to each of Dana Gross and Dr. Eyal Kishon.  These options will be granted, assuming shareholder ratification, at an exercise price that will reflect a discount of not more than  $2.00 from the closing price on the Nasdaq Stock Market on October 29, 2003 (or, if no closing price is available on such date, the closing price on the next trading day); provided that the exercise price of the options granted shall not be less than $2.70 per share. For example, if the closing price per share on the date of the grant is $4.00, then the discount would be $1.30 per option.

The options will vest equally over a five-year period.  The Company will be required to record compensation expense if the options are granted at an exercise price lower than the fair market value of the shares on the date of grant.  The compensation will be amortized and recorded as compensation expense ratably over the vesting period of the options. Assuming options are issued with the maximum discount of $2.00 per option, the Company will recognize compensation expense of approximately $32,000 per year during the five-year vesting period of such options.

Under Israel’s Companies Law, the payment of compensation to directors of the Company, whether in their capacity as directors or otherwise, requires shareholder ratification following audit committee and Board of Directors approval. This includes compensation in the form of stock options.

Proposal

Shareholders are being asked to ratify the option grants to each of Ms. Gross and Dr. Kishon.

It is proposed that the following resolution be adopted at the Meeting:

“RESOLVED, that the grant to each of Dana Gross and Dr. Eyal Kishon of options to purchase 40,000 Ordinary Shares at an exercise price that will reflect a discount of not more than  $2.00 from the closing price on the Nasdaq Stock Market on October 29, 2003 (or, if no closing price is available on such date, the closing price on the next trading day), provided that the exercise price of the options granted shall not be less than $2.70 per share, upon the terms approved by the Company’s audit committee and Board of Directors, be, and it hereby is, ratified and approved.”

Vote Required

The affirmative vote of the holders of a majority of the outstanding Ordinary Shares of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of this resolution.

Board Recommendation

The Board of Directors recommends a vote “FOR” adoption of this proposal.

PROPOSAL NINE

Ratification of Purchase of Directors’ and Officers’ Liability Insurance

Background

The Board of Directors believes that purchase of directors’ and officers’ liability insurance is an important factor in attracting and retaining highly-qualified individuals to serve on the Company’s Board of Directors and management, and in motivating such individuals to devote their maximum efforts toward the advancement of the Company.

Israel’s Companies Law and the Company’s Articles of Association permit the Company to purchase, maintain and renew insurance for the benefit of its office holders for acts or omissions in their capacity as office holders. Under Israel’s Companies Law, the insurance of directors of the Company requires the approval of the shareholders.

Israel’s Companies Law imposes certain restrictions on the insurance of officers and directors, and the policy purchased by the Company complies with such restrictions.

The Company’s audit committee and Board of Directors have authorized our management to purchase directors’ and officers’ liability insurance coverage. The shareholders are being asked to ratify the purchase and subsequent renewals or extensions by the Company of such liability insurance coverage for the benefit of our directors. The amount of liability insurance coverage purchased shall be determined by the Board of Directors and may vary from time to time in accordance with market trends, changes in risk and cost of coverage.

Proposal

It is proposed that the following resolution be adopted at the Meeting:

“RESOLVED, that the purchase by the Company of liability insurance coverage for the benefit of the Company’s directors and officers, be, and it hereby is, ratified and approved; it is hereby clarified that no further action of the audit committee, Board of Directors or shareholders of the Company will be required in connection with the procurement from time to time of such insurance coverage and the renewal or extension thereof; and

FURTHER RESOLVED, that for the purposes of the foregoing resolution, the term “director” shall include present, former and future directors of the Company and its subsidiaries as shall serve from time to time; and

FURTHER RESOLVED, that amount of insurance liability coverage purchased shall be determined by the Board of Directors and may vary from time to time in accordance with market trends, changes in risk and cost of coverage.”

Vote Required

The affirmative vote of the holders of a majority of the outstanding Ordinary Shares of the Company represented at the Meeting in person or by proxy and voting thereon is necessary for approval of these resolutions.

If one or more of our directors is deemed to be a controlling shareholder, a special majority vote will be required for approval of this proposal.  In such event, the affirmative vote of the Ordinary Shares must include at least one-third of the Ordinary Shares voted by shareholders who do not have a personal interest in the matter, or the number of shares of non-interested shareholders voted against this proposal must not represent more than one percent of the voting rights in the Company. For this purpose, all shareholders are asked to indicate on the enclosed proxy card whether or not they have a personal interest in this proposal.  Under Israel’s Companies Law, a “personal interest” includes a personal interest of (i) any members of the shareholder’s immediate family (or their spouses), and (ii) a company in which the shareholder (or a member of the shareholder’s immediate family) serves as a director or chief executive officer, has the right to appoint a director or the chief executive officer, or owns 5% or more of the outstanding shares; a personal interest does not include an interest arising solely from the ownership of shares in a company.

Board Recommendation

The Board of Directors recommends a vote “FOR” adoption of this proposal.

By Order of the Board of Directors

Shabtai Adlersberg

Chief Executive Officer

Dated:  September 30, 2003

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